Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 22, 2007 relating to the consolidated financial statements and financial statement schedule of Northern States Power Company-Minnesota (which report expresses an unqualified opinion and includes an explanatory paragraph relating to adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”), appearing in the Annual Report on Form 10-K of Northern States Power Company-Minnesota for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Minneapolis, Minnesota

December 7, 2007